Exhibit 99.2

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES RESULTS OF ANNUAL MEETING

DALLAS, TEXAS, August 18, 2015… EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that the six proposals presented by EXCO in the proxy statement have received the affirmative vote of more than a majority of EXCO’s shares of common stock outstanding, and proposals 3 and 4, which amend EXCO’s Articles of Incorporation, received the affirmative vote of more than two-thirds of the outstanding shares of common stock required under Texas law. Set forth below are the voting results on each of the proposals:

Table 1: Tabulation Summary

Voting Results

					% Voted For
Proposal	Unit	For	Against	Withhold/Abstain	Cast	Outstanding
1 Election of directors
Jeffrey D. Benjamin	#, %	189,519,337	N/A	11,136,185	94.5%	69.2%
B. James Ford	#, %	196,558,775	N/A	4,096,747	98.0%	71.8%
Samuel A. Mitchell	#, %	196,888,308	N/A	3,767,214	98.1%	71.9%
Wilbur L. Ross, Jr.	#, %	172,524,735	N/A	28,130,787	86.0%	63.0%
Jeffrey S. Serota	#, %	196,558,360	N/A	4,097,162	98.0%	71.8%
Robert L. Stillwell	#, %	196,895,033	N/A	3,760,489	98.1%	71.9%
2 Issuance of warrants to Bluescape	#, %	186,656,041	13,401,234	598,247	93.0%	68.2%
3 Amendment to increase authorized number of shares	#, %	185,193,499	14,906,780	555,243	92.3%	67.7%
4 Amendment to waive corporate opportunities duty	#, %	184,113,523	15,725,368	816,631	91.8%	67.3%
5 Advisory vote to approve executive compensation	#, %	184,068,628	15,549,095	1,037,799	91.7%	67.3%
6 Ratification of the appointment of KPMG	#, %	244,608,019	4,105,657	1,015,675	97.9%	89.4%

EXCO is working towards the closing of the services and investment agreement with a subsidiary of Bluescape Resources Company LLC, including the appointment of C. John Wilder to the position of Executive Chairman of the Company’s Board of Directors.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the closing of the transactions contemplated by EXCO’s agreement with Bluescape, the continued listing of EXCO’s common shares on the NYSE, the trading price of EXCO’s common shares on the NYSE, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.